Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated July 21, 2011, relating to the Statement of Revenues and Direct Operating Expenses of the Opal Resources LLC and Opal Resources Operating Company LLC “Permian Basin Properties”, which appears in W&T Offshore, Inc.’s Current Report on Form 8-K dated May 11, 2011. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 20, 2012